Exhibit 99.2

The following sets forth certain financial and other information of Penn Virginia Corporation.

For the period between the closing of the debt financing (the “Debt Financing”) relating to the Acquisition (as defined below) and the anticipated Tender Offer (as defined below) and the closing of the acquisition of Eagle Ford Hunter, Inc. (the “Acquisition”), the borrowing base under the revolving credit agreement (the “Revolver”) of Penn Virginia Corporation (“PVA”) will be automatically reduced from $300 million to $188.8 million. Upon closing of the Acquisition, the borrowing base under the Revolver will be $276.3 million.

The anticipated tender offer (the “Tender Offer”) for all of PVA’s outstanding 10.375% senior notes due 2016 (the “2016 Senior Notes”) will be contingent on the consummation of the Acquisition and the Debt Financing. The consummation of the Debt Financing is not contingent upon the consummation of the Acquisition or the anticipated Tender Offer.

Capitalization:

The following table sets forth PVA’s capitalization, as of December 31, 2012, on an as adjusted basis, after giving effect to:

•	the Debt Financing;

•	the Acquisition;

•	the issuance of 10 million shares of PVA’s common stock to Magnum Hunter Resources Corporation (“MHR”) with an aggregate value of $40 million; and

•	the repurchase in full of all outstanding 2016 Senior Notes in the anticipated Tender Offer.

As of December 31, 2012
As Adjusted
($ in thousands)
Cash and cash equivalents(1)	$46,775

Long-term debt:
Revolver(2)	$—
2016 Senior Notes, net of discount (principal amount of $300,000) (3)	—
2019 Senior Notes (principal amount of $300,000)	300,000
Debt Financing(4)	775,000

Total long-term debt	$1,075,000

Shareholders’ equity:
Preferred stock of $100 par value—100,000 shares authorized, 11,500 issued and outstanding(5)	1,150
Common stock of $0.01 par value—128,000,000 shares authorized, 55,117,346 shares issued and outstanding, 65,117,346 issued and outstanding, as adjusted	464
Paid-in capital	888,696
Retained earnings(6)	27,445
Accumulated other comprehensive income and other	(1,234)

Total shareholders’ equity	$916,521

Total capitalization	$1,991,521

(1)	As of March 31, 2013, PVA had cash and cash equivalents of $10.7 million. Subsequently, in connection with entering into the stock purchase agreement relating to the Acquisition, PVA borrowed $5 million under its Revolver and paid a deposit of $10 million to MHR, which will be applied towards the purchase price at the closing of the Acquisition. The amount presented does not give effect to the payment of approximately $11.7 million of accrued but unpaid interest expense on the 2016 Senior Notes, which PVA expects to fund with a portion of the net proceeds from the Debt Financing.

(2)	As of March 31, 2013, PVA had $38.0 million of borrowings outstanding under its Revolver. After giving effect to the Acquisition and the Debt Financing, as of December 31, 2012, PVA would have had $274.1 million of remaining borrowing capacity under its Revolver, net of $2.1 million in letters of credit outstanding.

(3)	Assumes all outstanding 2016 Senior Notes are properly tendered and not validly withdrawn in accordance with the terms of the anticipated Tender Offer. To the extent less than all of the outstanding 2016 Senior Notes are repurchased in the anticipated Tender Offer or the anticipated Tender Offer is not consummated, PVA intends redeem any or all of the 2016 Senior Notes remaining outstanding. Beginning in June 2013, PVA may redeem all or part of the 2016 Senior Notes at a redemption price beginning at 105.188% of the principal amount.

(4)	If (i) the Acquisition has not been consummated by 5:00 p.m., Central Time, on June 30, 2013 or (ii) the stock purchase agreement relating to the Acquisition is terminated prior to the consummation of the Acquisition, PVA will be required to redeem all of the Debt Financing at 100% of the initial price, plus accrued and unpaid interest from the closing date of the Debt Financing to, but not including, the date of redemption.

(5)

Represents 11,500 shares of PVA’s 6% Series A Convertible Perpetual Preferred Stock, or PVA’s 6% Preferred Stock, at $100 par value per share. The 6% Preferred Stock was issued in connection with PVA’s October 2012 registered offering of 1,150,000 depositary shares, each representing a 1/100th interest in a share of PVA’s 6% Preferred Stock, which provided PVA gross proceeds of $115 million (approximately $110 million of proceeds, after deducting underwriting fees and issuance costs).

(6)	Reflects after-tax charges of approximately $17.4 million associated with the anticipated Tender Offer based on the assumption that all outstanding 2016 Senior Notes are properly tendered and not validly withdrawn in accordance with the terms of the anticipated Tender Offer.

Other Pro Forma Financial Information:

On a pro forma basis, after giving effect to the Debt Financing, the Acquisition, the issuance of 10 million shares of PVA’s common stock to MHR with an aggregate value of $40 million and the anticipated Tender Offer, PVA’s loss on extinguishment of debt would have been approximately $34.5 million, deficiency of earnings to fixed charges and preferred stock dividends would have been approximately $268.9 million, EBITDAX would have been approximately $163.3 million and Adjusted EBITDAX would have been approximately $309.4 million, in each case, for the year ended December 31, 2012.